Exhibit 99.1

Lexington Realty Trust Rebrands and Changes Name

to LXP Industrial Trust

Highlights Successful Transformation to Industrial Focused Portfolio and Growth Strategy

New York – December 15, 2021 – Lexington Realty Trust (NYSE: LXP) (“LXP” or “the Company”), a real estate investment trust (REIT) focused on single-tenant industrial real estate investments, today announced a corporate rebranding and name change to LXP Industrial Trust. In connection with the rebranding, LXP also unveiled a new logo and launched a new website at www.lxp.com.

LXP’s new name and logo reflect its focus on industrial real estate investments as the Company completes its transition from a diversified net-lease REIT into a primarily single-tenant industrial REIT focused on high-quality warehouse and distribution assets in key U.S. logistics markets.

T. Wilson Eglin, LXP’s Chairman and Chief Executive Officer, commented, “We are excited to launch our new corporate rebranding, which more accurately reflects LXP’s portfolio focus and growth strategy. The rebranding is an important milestone in the evolution of LXP and underscores our success in transforming the company from a diversified net-lease REIT to a primarily single-tenant industrial REIT.”

LXP will continue to trade under its ticker symbol “LXP.” The name change will take effect with the New York Stock Exchange in 10 days.

ABOUT LXP INDUSTRIAL TRUST

LXP Industrial Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) focused on single-tenant industrial real estate investments across the United States. LXP seeks to expand its industrial portfolio through acquisitions, development projects, and build-to-suit and sale/leaseback transactions For more information or to follow LXP on social media, visit www.lxp.com.

Contact:

Investor or Media Inquiries for LXP Industrial Trust:

Heather Gentry, Senior Vice President, Investor Relations

LXP Industrial Trust

Phone: (212) 692-7200

E-mail: hgentry@lxp.com

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